Exhibit 10.1

THIRD AMENDMENT TO

CREDIT AGREEMENT

This THIRD AMENDMENT TO CREDIT AGREEMENT (“Amendment”) is entered into as of May 23, 2007, among Planar Systems, Inc., an Oregon corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Agent.

RECITALS

A. Borrower, Agent and Lenders are parties to that certain Credit Agreement entered into as of December 16, 2003, as amended by a First Amendment to Credit Agreement entered into as of December 21, 2004, and as further amended by a Second Amendment to Credit Agreement entered into as of October 21, 2005 (the “Credit Agreement”).

B. Borrower, Agent and Lenders desire to amend the Credit Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

AGREEMENT

1. Recitals. The Recitals are true.

2. Definitions. Capitalized terms used herein and not otherwise defined shall have the meaning given in the Credit Agreement.

3. Amendment to the Definition of “Applicable Rate” in Section 1.01 of the Credit Agreement. The definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is amended in its entirety to read:

“Applicable Rate” means from time to time the following percentages per annum, based upon the Funded Debt to EBITDA Ratio as set forth in the most recent Compliance Certificate received by Agent pursuant to Section 6.02(a):

Pricing Level	Funded Debt to EBITDA Ratio	Commitment Fee	Eurodollar Rate	Letters of Credit	Base Rate
1	≥2.5:1	0.35%	2.00%	2.00%	0%
2	≥2.00:1 but <2.50:1	0.30%	1.75%	1.75%	0%
3	≥1.00:1 but <2.00:1	0.275%	1.375%	1.375%	-0.25%
4	≤1.00:1	0.25%	1.00%	1.00%	-0.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Funded Debt to EBITDA Ratio shall become effective commencing on the first Business Day of the month following the date a Compliance Certificate is delivered pursuant

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to Section 6.02(a); provided, however, that if no Compliance Certificate is delivered when due in accordance with such Section, then Pricing Level 1 shall apply as of the first Business Day of the month following the date such Compliance Certificate was required to have been delivered and shall continue in effect until the first Business Day of the month following the date such Compliance Certificate is in fact delivered. Pricing Level 1 shall apply through the 1st Business Day of the month following the date a Compliance Certificate is delivered after June 29, 2007.

4. Amendment to the Definition of “Collateral” in Section 1.01 of the Credit Agreement. The definition of “Collateral” in Section 1.01 of the Credit Agreements is amended in its entirety to read:

“Collateral” means any and all assets and rights and interests in or to property of Borrower and each of the other Loan Parties, whether tangible or intangible, in which a Lien is granted or purported to be granted pursuant to the Collateral Documents. Collateral shall include trademarks, copyrights, patents and licenses relating thereto, and proceeds thereof, except the patents Borrower expects to sell within six months of the date of this Amendment of which Agent has been informed in writing.

5. Amendment to Section 1.01 of the Credit Agreement. Section 1.01 of the Credit Agreement is amended by adding the following definition thereto:

“Collateral Coverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) consolidated net book value of domestic accounts receivable plus (ii) consolidated net book value of domestic inventory plus (iii) consolidated net book value of domestic property, plant and equipment to (b) Outstanding Amount of Committed Loans.

6. Amendment to the Definition of “Collateral Documents” in Section 1.01 of the Credit Agreement. The definition of “Collateral Documents” in Section 1.01 of the Credit Agreements is amended in its entirety to read:

“Collateral Documents” means all agreements, instruments and documents now or hereafter executed and delivered in connection with this Agreement, pursuant to which Liens on, or security interests in, Collateral are granted or purported to be granted to Agent securing all or part of the Obligations, each in form and substance satisfactory to Agent. Collateral Documents shall include a security agreement in favor of Agent for the ratable benefit of Agent and Lenders in form satisfactory to Agent executed by Borrower and each Guarantor, a pledge agreement in favor of Agent for the ratable benefit of Agent and Lenders, and

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notices to be filed with the United States Patent and Trademark Office, all in form satisfactory to Agent, executed by Borrower.

7. Amendment to the Definition of “Fixed Charge Coverage Ratio” in Section 1.01 of the Credit Agreement. The definition of “Fixed Charge Coverage Ratio” in Section 1.01 of the Credit Agreement is amended in its entirety to read:

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) EBITDA for the period of four prior fiscal quarters most recently ended for which Borrower has delivered financial statements pursuant to Section 6.01(a) or (c), minus (i) the sum of $2,500,000 which is the estimated allowance for maintenance capital expenditures and is the amount which will be deducted regardless of the actual amount of maintenance capital expenditures for such period, minus (ii) taxes paid in cash during such period to (b) the sum of (i) interest charges actually paid in cash during such period plus (ii) principal payments scheduled to have been paid during such period on Funded Indebtedness, plus (iii) dividends paid by Borrower during such period plus (iv) cash payments required to be made during such period on any Swap Contract, reduced by cash receipts during such period from any Swap Contract.

8. Amendment to the Definition of “Permitted Acquisitions” in Section 1.01 of the Credit Agreement. The Definition of “Permitted Acquisitions” in Section 1.01 of the Credit Agreement is amended by adding to such definition the following sentence:

Permitted Acquisitions shall also include all acquisitions approved by Required Lenders in writing.

9. Amendment to Section 6.01(e) of the Credit Agreement. Section 6.01(e) of the Credit Agreement is amended in its entirety to read:

(e) as soon as available, and in any event by November 30 of each year, a budget and financial forecast forecasting the results of operations for the then current fiscal year in form satisfactory to the Agent.

10. Amendment to Section 6.12(a) of the Credit Agreement. Section 6.12(a) of the Credit Agreement is amended in its entirety to read:

(a) Net Worth. Maintain, on a consolidated basis, Net Worth, as of the end of each fiscal quarter, equal to $130,000,000, adjusted by adding (i) 50% of net income (without subtracting losses) earned in each quarterly accounting period commencing after March 30, 2007, (ii) 80% of the net proceeds from any equity securities issued after March 30, 2007, and (iii) 80% of any

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increase in stockholders equity resulting from the conversion of debt securities to equity securities after March 30, 2007.

11. Amendment to Section 6 of the Credit Agreement. Section 6.12(b) of the Credit Agreement is deleted in its entirety.

12. Amendment to Section 6.12(d) of the Credit Agreement. Section 6.12(d) of the Credit Agreement is amended in its entirety to read:

(d) EBITDA. Maintain, for each period of four consecutive fiscal quarters on a consolidated basis, EBITDA of not less than $5,000,000, plus 50% of any additions to EBITDA resulting from any Permitted Acquisitions if such Permitted Acquisitions occurred in such period of four consecutive fiscal quarters. This covenant will be calculated at the end of each fiscal quarter.

13. Amendment to Section 6.12 of the Credit Agreement. Section 6.12 of the Credit Agreement is amended by adding the following section (e) thereto:

(e) Collateral Coverage Ratio. Maintain, on a consolidated basis, a Collateral Coverage Ratio of at least 2.00:1.0. This ratio must be maintained at all times, each Request for a Credit Extension must contain a representation that such ratio is satisfied, and each Compliance Certificate must calculate such ratio whether or not such ratio is reflected on Exhibit C.

14. Amendment to Section 6 of the Credit Agreement. Section 6 of the Credit Agreement is amended by adding the following section thereto:

6.16 Banking Relationships. Borrower shall maintain Bank of America as its principal depository bank including business, cash management, operating and administrative deposit accounts.

15. Amendment to Section 7.03(f) of the Credit Agreement. Section 7.03(f) of the Credit Agreement is amended in its entirety to read:

(f) unsecured indebtedness or secured Subordinated Indebtedness not exceeding at any time $5,000,000 in the aggregate. Indebtedness permitted under this subsection is in addition to increases in indebtedness which may be incurred as contemplated by Section 2.14.

16. Amendment to Section 7.11 of the Credit Agreement. Section 7.11 of the Credit Agreement is amended in its entirety to read:

7.11 Capital Expenditures. Spend or incur obligations to acquire fixed assets for more than $10,000,000 on a consolidated basis in any fiscal year. This restriction shall not apply to expenditures which are financed by a purchase

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money security interest or Lien (including financing leases) permitted under Section 7.01(i).

17. Amendment to Section 10.15 of the Credit Agreement. Section 10.15(b) of the Credit Agreement is deleted in its entirety.

18. Amendment to Section 10.16 of the Credit Agreement. Section 10.16 of the Credit Agreement is amended in its entirety to read:

10.14 Arbitration and Waiver of Right to Trial by Jury.

(a) This Section concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement (collectively a “Claim”). For the purposes of this arbitration provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of any Lender involved in the servicing, management or administration of any obligation described or evidenced by this Agreement.

(b) At the request of any party to this Agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this Agreement provides that it is governed by the law of a specified state. The arbitration will take place on an individual basis without resort to any form of class action.

(c) Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Section. In the event of any inconsistency, the terms of this Section shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this Section, any party to this Agreement may substitute another arbitration organization with similar procedures to serve as the provider of arbitration.

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(d) The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law Section of this Agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed, judgment entered and enforced.

(e) The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of the statute of limitations, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

(f) This Section does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights; or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g) The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(h) BY AGREEING TO BINDING ARBITRATION, THE PARTIES IRREVOCABLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM. FURTHERMORE, WITHOUT INTENDING IN ANY WAY TO LIMIT THIS AGREEMENT TO ARBITRATE, TO THE

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EXTENT ANY CLAIM IS NOT ARBITRATED, THE PARTIES IRREVOCABLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF SUCH CLAIM. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

19. Amendment to Schedule 2.01 of the Credit Agreement. Schedule 2.01 of the Credit Agreement is replaced in its entirety by Schedule 2.01 attached hereto.

20. Fees. Borrower shall pay Bank of America as Lender a fee for this Amendment, as set forth in the separate fee letter dated as of the same date as this Amendment.

21. Release. Borrower hereby releases Agent, Lenders and their officers, agents, successors and assigns from all claims of every nature known or unknown arising out of or related to the Loans which exist, or but for the passage of time, could be asserted, on the date Borrower signs this Amendment.

22. No Further Amendment, Expenses. Except as expressly modified by this Amendment, the Credit Agreement and other Loan Documents shall remain unmodified in full force and effect and the parties hereto ratify their respective obligations thereunder. Without limiting the foregoing, Borrower expressly reaffirms and ratifies its obligation to pay or reimburse Agent or Lenders in connection with the preparation of this Amendment, any other amendment documents and the closing of the transaction contemplated hereby.

23. Effective Date. The foregoing provisions are effective on execution and delivery hereof.

24. Miscellaneous.

(a) Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same Amendment, it being understood that the Agent may rely on a facsimile counterpart signature page hereof for purpose of determining whether a party hereto has executed a counterpart hereof.

(b) Governing Law. This Amendment and the other agreements provided for herein and the rights and obligations of the parties hereto and thereto shall be construed and interpreted in accordance with the laws of the State of Oregon.

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(c) Certain Agreements Not Enforceable. UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY THE LENDERS CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION, AND BE SIGNED BY THE LENDERS TO BE ENFORCEABLE.

EXECUTED AND DELIVERED by the duly authorized officers of the parties as of the date first above written.

BORROWER:	PLANAR SYSTEMS, INC.

By:

Name:

Title:

LENDERS:	BANK OF AMERICA, N.A., as a Lender

By:

Name:

Title:

AGENT:	BANK OF AMERICA, N.A., as Agent

By:

Name:

Title:

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The following Guarantors which have guaranteed the obligations of Borrower to Lenders hereby consent to the foregoing Amendment, and reaffirm the Guaranties.

GUARANTORS:	DOME IMAGING SYSTEMS, INC., a Delaware corporation

By:

Its:

PLANAR CHINA, LLC, an Oregon limited liability company

By:

Its:

PLANAR TAIWAN, LLC, an Oregon limited liability company

By:

Its:

CLARITY, A DIVISION OF PLANAR SYSTEMS, INC., an Oregon corporation

By:

Its:

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SCHEDULE 2.01

COMMITMENTS

AND PRO RATA SHARES

Lender	Commitment	Pro Rata Share
Bank of America, N.A.	$37,500,000	100%
Total	$37,500,000	100.000000000%

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